Exhibit 5.1

November 10, 2015

1st Source Corporation
100 North Michigan Street
South Bend, IN  46601

Re:	1st Source Corporation Registration Statement on Form S-3
Gentlemen:
We have acted as counsel to 1st Source Corporation (the “Company”) in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,068,851 shares of common stock, without par value, of the Company (the “Common Stock”), for distribution and/or resale by the selling shareholders named in the Registration Statement (the “Shares”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.
In rendering this opinion, we have made such examination of the corporate records and proceedings of the Company and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.  Based upon such examination, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that is part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ BARNES & THORNBURG LLP

BARNES & THORNBURG LLP